Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Nonqualified Stock Option and Incentive Award Plan of Rithm Capital Corp. and Subsidiaries of our reports dated February 16, 2023, with respect to the consolidated financial statements of Rithm Capital Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of Rithm Capital Corp. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 17, 2023